Exhibit 5

LUSE GORMAN, PC
ATTORNEYS AT LAW
5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015
TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

October 17, 2019

The Board of Directors
Riverview Financial Corporation
3901 North Front Street
Harrisburg, Pennsylvania 17110

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Riverview Financial Corporation, a Pennsylvania corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 100,000 shares of common stock, no par value per share (the “Shares”), and the related preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”).  In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal securities laws and the corporate law of the Commonwealth of Pennsylvania.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable to render the opinion set forth below.  As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.  In making our examination of any documents, we have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.
Based on the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when issued and sold as contemplated by the Registration Statement and by the Riverview Financial Corporation Amended and Restated Dividend Reinvestment and Stock Purchase Plan, will be validly issued, fully paid and non-assessable.

LUSE GORMAN, PC
ATTORNEYS AT LAW

The Board of Directors
Riverview Financial Corporation
October 17, 2019

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus that is part of such Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours, /s/ Luse Gorman, PC LUSE GORMAN, PC